Exhibit 99.7

The following is a communication sent to employees of Danka Business Systems PLC by A.D. Frazier, Chairman and Chief Executive Officer, on June 18, 2008.

To: Danka Staff Members

From: A. D. Frazier

Date: June 18 , 2008

Re: Konica Minolta Transaction Updates

Sale of Danka Office Imaging Co Stock to Konica Minolta is on Track

We remain excited about the sale of Danka’s US business to Konica Minolta. I met with the management of KM recently, and they told me advanced training is proceeding rapidly and that plans for high volume solicitation are taking shape. It is clear they are looking forward to completing this exciting combination.

I thank all of you for your dedication and professionalism during this time of transition. It is yet another example of the high quality you all exhibit in everything you do.

We plan to have a general shareholder’s meeting on June 27, 2008 in London to receive the vote. If the sale of Danka Office Imaging Company is approved, and we believe it will be, then we plan to close the transaction on June 27.

Proxy Resolutions and Proxy Solicitation Process

We have decided to propose a modification to the resolution to approve the sale in the voting materials so that the sale of Danka Office Imaging Company is no longer conditioned on the vote to liquidate its holding company, Danka Business Systems PLC. We did this for two reasons: to simplify the acquisition process by KM and to be responsive to some of our largest shareholders. These shareholders have not objected to the sale of the company to KM, nor have they objected to the price. In fact, most parties have praised the sale. The main objections we have heard are to the holding company liquidation terms.

Shareholders who have already received proxy material will shortly receive notice of this change. They will be asked to vote to modify the original sale resolution so that it is no longer conditioned upon approval of the liquidation, and then they will vote on the sale of Danka Office Imaging Company and the liquidation of Danka Business Systems PLC. We hope they return their new proxies and that they will vote “yes” on all of these propositions. For ADS holders, which is most of our shareholders in the US, even if they have already voted, we encourage them to return the new proxy card. Once again, we recommend a “yes” vote on all proposals.

Our largest common shareholders have indicated that they support the sale of Danka Office Imaging Company to KM, and Cypress has agreed to vote in favor of amending the sale resolution, the sale itself and the liquidation and, as I said above, we will encourage all shareholders to do likewise.

Response to Misleading Information from the DCML Shareholder Group

You may have seen recent media mention from a group called DCML LLC. DCML is a shareholder entity formed AFTER the announcement of our sale and liquidation plans. Every share they have was purchased after it was clear what common shareholders would receive as a result of our transaction.

They sent a letter to our directors recently complaining about the transaction (even though they owned no shares when the transaction was announced). Their original analysis of the transaction was so fatally flawed – yet nevertheless filed with the SEC – that I felt obliged to respond to them in a letter – also filed with the SEC – that corrected their obvious errors. Their recent complaints about the process for voting are without merit. Our process is consistent with market practice.

I don’t know how widely circulated their original letter was, but for you, our staff, I want to be sure that the correct information is available. So, I have attached my response to their original letter to this memo.

Speak Up If You Have Questions!

We are embarked upon a significant new chapter in Danka’s development and presence in the market. I want all of you to be as thoroughly informed as possible. We discussed these matters at our Management Meeting on Monday, and we will be continuing that communication until this transaction is completed. If you have questions about these topics, please ask them of your supervisor, Market VP, Bill Troxil, myself, Ed Quibell or Jean Dinovo-Johnson.

Additional Information

This communication may be deemed to be solicitation material in respect of the proposed sale of DOIC to Konica Minolta, liquidation, and related proposals. In connection with the proposed sale transaction, liquidation and related proposals, Danka filed a definitive proxy statement with the SEC on May 30, 2008. INVESTORS AND SECURITY HOLDERS OF DANKA ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION ABOUT THE PROPOSED SALE TRANSACTION, LIQUIDATION, AND RELATED PROPOSALS. The definitive proxy statement was mailed to shareholders of record as of May 30, 2008. Investors and security holders may also obtain a free copy of the proxy statement and other documents filed by Danka with the SEC at the SEC’s web site at http://www.sec.gov. Free copies of the proxy statement, and Danka’s other filings with the SEC, may also be obtained from Danka. Free copies of Danka’s filings may be obtained by directing a request to Danka Business Systems PLC, Attention: Company Secretary, 11101 Roosevelt Boulevard, St. Petersburg, FL 33716, .

Danka and its directors, executive officers and other members of its management and employees may be deemed to be soliciting proxies from Danka’s shareholders in favor of the proposed sale transaction, liquidation and related proposals. Information regarding Danka’s directors and executive officers is available in Danka’s proxy statement for its 2007 annual general meeting of shareholders, which was filed with the SEC on July 30, 2007. Investors and security holders may obtain additional information regarding the interests of such potential participants by reading the definitive proxy statement regarding the proposed sale transaction, liquidation and related proposals, which has been filed with the SEC.